Exhibit 3.1

EVOFEM BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned officers of Evofem Biosciences, Inc., a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation as currently in effect (the “Certificate of Incorporation”), the said Board of Directors duly adopted the following resolution on March 23, 2022, which resolution remains in full force and effect on the date hereof, creating a series of preferred stock having a par value of $0.0001 per share, designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), out of the Corporation’s authorized shares of preferred stock of the par value of $0.0001 per share (the “Preferred Stock”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors in accordance with applicable law and the provisions of the Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for 1,700 shares of the Corporation’s authorized Preferred Stock to be designated and issued as the “Series C Convertible Preferred Stock,” having the relative rights, preferences and limitations that are set forth as follows:

Section 1.  Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Bloomberg” means Bloomberg, L.P.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin Board of Directors for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, Preferred Stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall mean each of the holders of the Series C Preferred Stock.

“Nasdaq Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock and the Series B-1 Preferred Stock in excess of 19.99% of the issued and outstanding Common Stock on the Series B-1 Original Issue Date without regard to any restrictions or limitations set forth under this Certificate of Designation or the Series B-1 Certificate of Designation.

“Original Issue Date” means the date of the first issuance of any shares of Series C Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Reverse Stock Split” means, subject to the Reverse Split Stockholder Approval, a reverse stock split of the outstanding shares of Common Stock that is effected by the Corporation’s filing of an amendment to the Certificate of Incorporation with the State of Delaware and the acceptance thereof by the State of Delaware.

“Reverse Split Stockholder Approval” means such approval as may be required by the laws of the State of Delaware from the stockholders of the Corporation with respect to the Reverse Stock Split.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement entered into by and between the Corporation and the Holders on October 11, 2021 for the purchase of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Certificate of Designation” shall mean the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock filed with the State of Delaware on October 11, 2021.

“Series B-1 Original Issue Date” means October 12, 2021.

“Series B-1 Preferred Stock” means the series of preferred stock having a par value of $0.0001 per share, previously designated as Series B-1 Convertible Preferred Stock pursuant to the Series B-1 Certificate of Designation.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Philadelphia Stock Transfer, Inc., the current transfer agent of the Corporation, with a mailing address of 2320 Haverford Road, Suite 230, Ardmore, Pennsylvania 19003, and any successor transfer agent of the Corporation.

Section 2.  Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series C Preferred Stock and the number of shares so designated shall be 1,700. Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.00 per share (the “Stated Value”). The shares of Series C Preferred Stock shall initially be issued and maintained in electronic book-entry form.

Section 3.  Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 8, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series C Preferred Stock to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock, subject to and in accordance with Section 8 below.

Section 4.  Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series C Preferred Stock shall have no voting rights. The Series C Preferred Stock shall have the right to vote, with the holders of the Common Stock as a single class, with each share of Series C Preferred Stock on the applicable record date entitled to 50,000 votes per share of Series C Preferred Stock, on any resolution presented to the shareholders of the Corporation for the purpose of obtaining the Reverse Split Stockholder Approval only, which votes on the Reverse Split Stockholder Approval, when properly cast by the Holder thereof, shall be voted, without further action of such Holder, in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Reverse Split Stockholder Approval (and, for purposes of clarity, such voting rights shall not apply on any other any resolution presented to the shareholders of the Corporation). In addition, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock (the “Requisite Holders”), (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series C Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5.

a)    Liquidation. Upon (i) any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders of the Series C Preferred Stock then outstanding shall be entitled to be paid whether capital or surplus, of the Corporation, or (ii) in the event of a Deemed Liquidation Event (as defined below), the Holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the Stated Value (the “Liquidation Amount”). After the payment to the Holders of the Series C Preferred Stock of all amounts distributable pursuant to this Section 5, the Holders of outstanding shares of Series C Preferred Stock will have no right or claim, based on their ownership of shares of Series C Preferred Stock, to any of the remaining assets of the Corporation by reason of their ownership of Series C Preferred Stock. For the avoidance of doubt, any remaining assets available for distribution to the stockholders of the Corporation after payment in full of the Liquidation Amount, or in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of Series C Preferred Stock as set forth above or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder. If upon any such Liquidation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 5, the Holders of shares of Series C Preferred Stock shall share ratably and on a pari passu basis in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b)    Deemed Liquidation Events.
i. Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation at least twenty (20) days prior to the effective date of any such event:
(a)    a merger or consolidation in which:
(i)     the Corporation is a constituent party; or
(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)    (1) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Corporation.
ii. Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i)(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with this Section 5.
(b)    In the event of a Deemed Liquidation Event referred to in Section 5(b)(i)(a)(ii) or 5(b)(i)(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of the Series C Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series C Preferred Stock, and (ii) if the holders of a majority of the outstanding Series C Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth

(150th) day after such Deemed Liquidation Event, to redeem, on a pari passu basis, all outstanding shares of Series C Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.
iii. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
Section 6.  Conversion.

a)Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Sections 6(d) and 6(e)) determined by dividing the Stated Value of such share of Series C Preferred Stock by the Conversion Price then in effect. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or e-mail such Notice of Conversion to the Corporation (such date, the "Conversion Date"). Upon delivery of the Notice of Conversion, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the shares of Series C Preferred Stock have been converted irrespective of the date of delivery of the Conversion Shares. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversion of shares of Series C Preferred Stock, a Holder shall not be required to surrender the book-entry statement(s) evidencing such shares of Series C Preferred Stock to the Corporation.

b)Conversion Price. The conversion price per Conversion Share for the Series C Preferred Stock shall equal, with respect to any Conversion Date on which shares of Series C Preferred Stock are being converted pursuant to this Section 6, the greater of (i) the Fixed Conversion Price on such Conversion Date and (ii) the Variable Conversion Price on such Conversion Date (the greater of (i) and (ii), the “Conversion Price”). “Fixed Conversion Price” means $0.34191, subject to adjustment as provided herein. “Variable Conversion Price” means, with respect to any Conversion Date on which shares of Series C Preferred Stock are being converted pursuant to this Section 6, the price computed as the product of (X) 0.85, multiplied by (Y) the arithmetic average of the five (5) Closing Sale Prices per share of Common Stock during the five (5) consecutive Trading-Day period ending on and including the Trading Day immediately preceding such Conversion Date (such period, the “Variable Conversion Measuring Period”) (all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Variable Conversion Measuring Period).

c)Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Promptly after each Conversion Date but in any case within the earlier of (i) two (2) Trading Days and (ii) the Standard Settlement Period thereof (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock, which Conversion Shares shall be issued free of restrictive legends and trading restrictions, and a wire transfer of immediately available funds in the amount of accrued and unpaid dividends, if any. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder's or its designee's balance account with The Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in the DTC Fast Automated Securities Transfer Program, and otherwise by physical delivery of a book-entry statement(s), registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Notice of Conversion. If the number of shares of Series C Preferred Stock to be converted pursuant to the applicable Notice of Conversion is less than the number of shares of Series C Preferred Stock owned by the Holder immediately prior to the conversion effected pursuant to the applicable Notice of Conversion, then the Corporation shall, at its own expense, deliver (or cause its Transfer Agent to deliver) to the converting Holder a new book-entry statement, registered in the name of the Holder or its designee, evidencing the number of shares of Series C Preferred Stock equal to (x) the number of shares of Series C Preferred Stock owned by the Holder immediately prior to the conversion effected pursuant to the applicable Notice of Conversion, less (y) the number of shares of Series C Preferred Stock converted pursuant to the applicable Notice of Conversion. The Corporation agrees to maintain a transfer agent that is a participant in the DTC Fast Automated Securities

Transfer Program so long as any shares of Series C Preferred Stock remain outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion pursuant to the applicable Notice of Conversion and (i) the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion and (ii) the Corporation shall, at its own expense, deliver (or cause its Transfer Agent to deliver) to the converting Holder a new book-entry statement, registered in the name of the Holder or its designee, evidencing the number of shares of Series C Preferred Stock owned by the Holder immediately prior to the conversion pursuant to the applicable Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series C Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series C Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section

6(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of the Series C Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series C Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Series C Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, all of which taxes shall be paid by the Corporation, and such Conversion Shares shall be issued in the name of such Holder or in such name or names as may be directed by such Holder, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to DTC (or another established clearing corporation performing similar functions) required for same- day electronic delivery of the Conversion Shares.

viii. Registration; Book-Entry. The Corporation or its Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C Preferred Stock and the Stated Value of such shares.

Each Holder and the Corporation shall maintain records showing the Stated Value converted and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a book-entry statement upon conversion. If the Corporation or its Transfer Agent, as applicable does not update the Register to record such Stated Value converted and the dates of such conversions within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.

ix. Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series C Preferred Stock submitted for conversion, the Corporation shall convert from each Holder electing to have Series C Preferred Stock converted on such date a pro rata amount of such Holder’s shares of Series C Preferred Stock submitted for conversion on such date based on the number of Shares of Series C Preferred Stock C submitted for conversion on such date by such Holder relative to the aggregate number of shares of Series C Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to a Holder in connection with a conversion of Series C Preferred Stock, the Corporation shall issue to such Holder the number of Conversion Shares not in dispute and use commercially reasonable efforts to resolve such dispute with such Holder.

d)     Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock C with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of the Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock C) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder (which may be via email), the Corporation shall within three Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or upon the election by a Holder prior to the issuance of any shares of Series C Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series C Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series C Preferred Stock and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

The limitations contained in this paragraph shall apply to a successor holder of Series C Preferred Stock.

e) Nasdaq Issuance Limitation. The Corporation shall not be obligated to issue, and the Holder shall not have the right to receive, upon conversion of the Series C Preferred Stock, any shares of Common Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Securities Purchase Agreement without breaching the Corporation’s obligations under the rules or regulations of the Nasdaq Capital Markets (the “Exchange Cap”), except that such limitation shall not apply after the date that Nasdaq Stockholder Approval is approved and deemed effective. Until such date, no holder of Series C Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the Series B-2 Subscription Price (as defined in the Securities Purchase Agreement) of such Holder and the denominator of which is the aggregate Total Subscription Price (as defined in the Securities Purchase Agreement) (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall sell or otherwise transfer any of the Holder’s Series C Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Series C Preferred Stock shall convert all of such holder’s Series C Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series C Preferred Stock on a pro rata basis in proportion to the shares of Series C Preferred Stock then held by each such Holder.

Section 7. Redemption.

a)    Unless prohibited by Delaware law governing distributions to stockholders, each share of Series C Preferred Stock (without regard to the Beneficial Ownership Limitation) shall be redeemed by the Corporation at a price per share equal to the Stated Value (the “Redemption Price”), on the date that is not more than sixty (60) days after receipt by the Corporation at any time on or after October 12, 2025 (the “Redemption Date”) from holders holding a majority of the Series C Preferred Stock (without regard to the Beneficial Ownership Limitation) of written notice requesting redemption of all shares of Series C Preferred Stock (the “Redemption Request”). If on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series C Preferred Stock and Series C Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

b)    Rights Subsequent to Redemption. If on the Redemption Date the Redemption Price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest.
Section 8.  Certain Adjustments.

a)    Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock (without regard to the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)    Pro Rata Distributions. During such time as this Series C Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series C Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series C Preferred Stock (without regard to the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution and assuming conversion of such Holder’s shares of Series C Preferred Stock as of such date (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)    Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e)    Adjustments for Dilutive Issuances. If and whenever, at any time(s) during the Adjustment Period, the Corporation issues or sells shares of Common Stock, Convertible Securities or Options (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in an Exempt Issuance) or to extend the term of such securities, for a consideration per share (the “New Issuance Price”) less than the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Fixed Conversion Price shall be reduced to an amount equal to the New Issuance Price; provided, however, the Fixed Conversion Price shall not be reduced at to an amount less than $0.10. For all purposes of the foregoing (including, without limitation, determining the adjusted Fixed Conversion Price and the New Issuance Price under this Section 8(e)), the following shall be applicable:

i.Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the then current Fixed Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(e)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration consisting of cash, debt forgiveness, assets or any other property received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

ii.Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the then current Fixed Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(e)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable (or may become issuable assuming all possible market conditions) upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable consisting of cash, debt forgiveness, assets or other property by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 8(e), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issuance or sale.

iii.Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 8(a) above), the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 8(e)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8(e) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

iv.Calculation of Consideration Received. If any shares of Common Stock, Option or Convertible Securities are sold in an offering (other than an Exempt Issuance) as an integrated unit, the consideration received will be apportioned among the securities offered according to the value their fair market value as determined jointly by the Corporation and the Requisite Holders. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the Closing Sale Prices of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Requisite Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Requisite Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

v.Special Definitions. For purposes of this Section 8(e), the following definitions shall apply:

(A) “Exempt Issuance” shall mean the issuance of:

(I) shares of Common Stock, Options or Convertible Securities issued to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation;

(II) shares of Common Stock upon the exercise or exchange of or conversion of any Options or Convertible Securities issued and outstanding on the Original Issue Date, provided that such Options or Convertible Securities have not been amended since the Original Issue Date to (i) specifically increase the number of shares of Common Stock issuable thereunder, (ii) to decrease the exercise price, exchange price or conversion price of such Options or Convertible Securities (other than in connection with stock splits or combinations) to an exercise price, exchange price or conversion price less than the Fixed Conversion Price, or (iii) to extend the term of any such Options or Convertible Securities;

(III) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the one-year period immediately following the Original Issue Date, and, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

(IV) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors;

(V) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 8 (a) through Section 8 (c) above;

(VI) shares of Common Stock issued upon conversion of shares of Series C Preferred Stock in accordance with this Certificate of Designation; and

(VIII) shares of Common Stock, Options or Convertible Securities issued to a Holder that is a Purchaser under the Securities Purchase Agreement.
(B) “Adjustment Period” means the period beginning on the day immediately following the Original Issue Date and ending on the earlier of (i) the date upon which no shares of Series C Preferred Stock are issued and outstanding and (ii) April 24, 2022.
(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(D) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
f)    Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Preferred Stock, and shall cause to be delivered by email to each Holder at its email address in accordance with the terms of the Securities Purchase Agreement, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Holder’s shares of Series C Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 9. Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention:  Chief Financial Officer e-mail address, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Securities Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

c)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

d)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f)    Status of Converted or Redeemed Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series C Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 24th day of March, 2022.

/s/ Saundra Pelletier Name: Saundra Pelletier Title: Chief Executive Officer	/s/ Alexander A. Fitzpatrick Name: Alexander A. Fitzpatrick Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Series C Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Evofem Biosciences, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series C Preferred Stock owned prior to Conversion: _______________
Number of shares of Series C Preferred Stock to be Converted: ________________________
Stated Value of shares of Series C Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

HOLDER By:___________________________________ Name: Title: